EXHIBIT 99.1

Company Contact:	Bruce Thomas Vice President, Investor Relations Quiksilver, Inc. (714) 889-2200

— Quiksilver, Inc. Announces Resignation of Heidi Ueberroth from Board of Directors —
Huntington Beach, California, April 28, 2008 — Quiksilver, Inc. (NYSE: ZQK) today announced that Heidi Ueberroth has resigned from its board of directors effective Friday, April 25, 2008.
“We appreciate the contributions that Heidi made to our company while serving on our Board,” said Robert McKnight, Chairman, Chief Executive Officer and President of Quiksilver, Inc. “We would also like to congratulate Heidi on the recent expansion of her role with the National Basketball Association and for her contribution to the formation of their exciting NBA China venture.”
Ms. Ueberroth, who joined the Quiksilver board of directors in December 2006, currently serves as President, Global Marketing Partnerships and International Business Operations for the National Basketball Association.
“I have sincerely enjoyed working with Quiksilver over the past year,” Ueberroth said. “I believe that the company will maintain its preeminent position as the world’s leading outdoor sports lifestyle company with its Quiksilver, Roxy and DC brands. I wish the entire Quiksilver team the best of luck and look forward to following the company’s progress.”
About Quiksilver:
Quiksilver, Inc. (NYSE:ZQK) is the world’s leading outdoor sports lifestyle company, which designs, produces and distributes a diversified mix of branded apparel, wintersports equipment, footwear, accessories and related products. The Company’s apparel and footwear brands represent a casual lifestyle for young-minded people that connect with its boardriding culture and heritage, while its wintersports brands symbolize a long standing commitment to technical expertise and competitive success on the mountains.
The reputation of Quiksilver Inc.’s brands is based on different outdoor sports. The Company’s Quiksilver, Roxy, DC and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding, and its beach and water oriented swimwear brands include Raisins, Radio Fiji and Leilani. The Rossignol, Dynastar, Lange, and Look brands are leaders in the alpine ski market, and the Company makes snowboarding equipment under its Rossignol, Dynastar, DC, Roxy, Lib Technologies, Gnu and Bent Metal labels.
The Company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, ski shops, skateboard shops, snowboard shops, its proprietary Boardriders Club shops, other specialty stores and select department stores. Quiksilver’s corporate and Americas’ headquarters are in Huntington Beach, California, while its European headquarters are in St. Jean de Luz and St. Jean de Moirans, France, and its Asia/Pacific headquarters are in Torquay, Australia.
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NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at www.quiksilver.com,
www.roxy.com, www.dcshoecousa.com, www.quiksilveredition.com, www.hawkclothing.com,
www.rossignol.com and www.dynastar.com.